Citigroup Global Markets Holdings Inc. Guaranteed by Citigroup Inc. 2 Year Autocallable Securities Linked to the Worst of JNJ, MSFT and NFLX Preliminary Terms This summary of terms is not complete and should be read with the preliminary pricing supplement below Citigroup Global Markets Holdings Inc. Issuer: Citigroup Inc. Guarantor: Johnson & Johnson (ticker: “JNJ”), Microsoft Corporation (ticker: “MSFT”) and Netflix, Inc. (ticker: “NFLX”) Underlyings: July 25, 2024 Pricing date: Quarterly Valuation date: July 27, 2026 Final valuation date: July 30, 2026 Maturity date: At least 11.00% per annum, paid quarterly Coupon: Quarterly Coupon payment dates: For each underlying, 61.45% of its initial underlying value Final barrier value: If on any autocall date prior to the valuation date the closing value of the worst performer is greater than or equal to its initial underlying value, the securities will be automatically called for an amount equal to the principal plus the related coupon payment Automatic early redemption: Quarterly on valuation dates Autocall dates: For each underlying, the stated principal amount divided by its initial underlying value Equity ratio: 17331AVD0 / US17331AVD08 CUSIP / ISIN: For each underlying, its closing value on the pricing date Initial underlying value: For each underlying, its closing value on the valuation date Final underlying value: For each underlying on any valuation date, (i) its current closing value minus initial underlying value, divided by (ii) its initial underlying value Underlying return: On any valuation date, the underlying with the lowest underlying return Worst performer: You will receive at maturity for each security you then hold, the final coupon payment plus: • If the final underlying value of the worst performer is greater than or equal to its final barrier value: $1,000 • If the final underlying value of the worst performer is less than its final barrier value: a fixed number of underlying shares of the worst performer equal to its equity ratio (or, if we elect, the cash value of those shares based on its final underlying value) If the securities are not automatically redeemed prior to maturity and the final underlying value of the worst performer on the valuation date is less than its final barrier value, you will receive underlying shares of the worst performer on the valuation date (or, in our sole discretion, cash) that will be worth significantly less than the stated principal amount of your securities, and possibly nothing, at maturity (other than the final coupon payment). All payments on the securities are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc. Payment at maturity (if not autocalled): $1,000 per security Stated principal amount: Preliminary Pricing Supplement dated July 23, 2024 Preliminary pricing supplement: * Assumes that the closing value of the worst performer on the valuation date is the same as the closing value of the worst performer on the maturity date. Hypothetical Payment at Maturity per Security * Assumes the securities have not been automatically redeemed prior to maturity and does not include the final coupon payment. Hypothetical Payment at Maturity or Cash Value of Underlying Shares Received at Maturity Hypothetical Worst Underlying Return on Valuation Date $1,00 0 .00 100.00% $1,00 0 .00 50.00% $1,00 0 .00 25.00% $1,00 0 .00 0.00% $1,00 0 .00 - 25.00% $1,00 0 .00 - 38.55% $614.40 - 38.56% $500.00 - 50.00% $250.00 - 75.00% $0.00 - 100.00%

Citigroup Global Markets Holdings Inc. Guaranteed by Citigroup Inc. Selected Risk Considerations • You may lose a significant portion or all of your investment. Unlike conventional debt securities, the securities do not provide for the repayment of the stated principal amount at maturity in all circumstances. If the securities are not automatically redeemed prior to maturity, your payment at maturity will depend on the final underlying value of the worst performer on the valuation date. If the final underlying value of the worst performer on the valuation date is less than its final barrier value, you will not receive the stated principal amount of your securities at maturity and, instead, will receive underlying shares of the worst performer on the valuation date (or, in our sole discretion, cash based on its final underlying value) that will be worth significantly less than the stated principal amount and possibly nothing. There is no minimum payment at maturity on the securities (excluding the final coupon payment), and you may lose up to all of your investment. • The securities are subject to heightened risk because they have multiple underlyings . • The return on the securities depends solely on the performance of the worst performer . As a result, the securities are subject to the risks of each of the underlyings and will be negatively affected if any one underlying performs poorly . • You will be subject to risks relating to the relationship between the underlyings. The less correlated the underlyings, the more likely it is that any one of the underlyings will perform poorly over the term of the securities. All that is necessary for the securities to perform poorly is for one of the underlyings to perform poorly. • The securities may be automatically redeemed prior to maturity, limiting your opportunity to receive contingent coupons if the worst performer performs in a way that would otherwise be favorable. • The securities offer downside exposure, but no upside exposure, to the underlyings. • The securities are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc. If Citigroup Global Markets Holdings Inc. defaults on its obligations under the securities and Citigroup Inc. defaults on its guarantee obligations, you may not receive anything owed to you under the securities. • The securities will not be listed on any securities exchange and you may not be able to sell them prior to maturity. • The estimated value of the securities on the pricing date will be less than the issue price . For more information about the estimated value of the securities, see the accompanying preliminary pricing supplement . • The value of the securities prior to maturity will fluctuate based on many unpredictable factors. • The issuer and its affiliates may have conflicts of interest with you. • The U.S. federal tax consequences of an investment in the securities are unclear. The above summary of selected risks does not describe all of the risks associated with an investment in the securities. You should read the accompanying preliminary pricing supplement and product supplement for a more complete description of risks relating to the securities. Additional Information Citigroup Global Markets Holdings Inc. and Citigroup Inc. have filed registration statements (including the accompanying preliminary pricing supplement, product supplement, prospectus supplement and prospectus) with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the accompanying preliminary pricing supplement, product supplement, prospectus supplement and prospectus in those registration statements (File Nos. 333 - 270327 and 333 - 270327 - 01) and the other documents Citigroup Global Markets Holdings Inc. and Citigroup Inc. have filed with the SEC for more complete information about Citigroup Global Markets Holdings Inc., Citigroup Inc. and this offering. You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, you can request these documents by calling toll - free 1 - 800 - 831 - 9146. Filed pursuant to Rule 433 This offering summary does not contain all of the material information an investor should consider before investing in the securities. This offering summary is not for distribution in isolation and must be read together with the accompanying preliminary pricing supplement and the other documents referred to therein, which can be accessed via the link on the first page.